Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (this “Agreement”) is made by and among CLOUD PEAK ENERGY INC. (the “Company”) and                       (“Executive”) and is entered into as of November 9, 2018 (the “Effective Date”).

1.                                      Purpose.  The Company recognizes the important goal of retaining Executive as an employee of the Company, and, in furtherance of that goal, the Company wishes to provide financial incentives for Executive to remain an employee for the period of time specified in this Agreement and to continue to perform in a highly effective manner and contribute to the success of the Company and its affiliates.  Except to the extent otherwise defined herein, capitalized terms used in this Agreement shall have the meaning given them in that certain employment agreement between Executive and the Company, dated              , and as in effect as of the date hereof, regardless of whether modified or terminated in the future (the “Employment Agreement”).

2.                                      Retention Payment.

(a)                                 Payment Amount.  Provided that Executive has continuously remained an active full-time employee of the Company from the Effective Date through the applicable “Retention Dates” set forth in the following table, the Company shall pay to Executive an amount equal to the product of (i) 100% of Executive’s annualized base salary, as in effect on the Effective Date (the “Retention Amount”), and (ii) the applicable “Retention Percentage” specified in the table below that corresponds to the applicable Retention Date (each such payment, a “Retention Payment”):

Retention Date	Retention Percentage
July 1, 2019	15%
October 1, 2019	15%
January 1, 2020	15%
April 1, 2020	15%
July 1, 2020	40%

Notwithstanding the foregoing, in the event that the Company implements a retention program for all employees, or for a subset of employees that would otherwise include employees in Executive’s (or a comparable) position, then Executive will receive the greater of the benefits provided under such other program or the benefits provided under this Agreement.

(b)                                 Payment Date and Payment Form.  Executive shall be paid each Retention Payment for which Executive has satisfied the eligibility requirements on the first regularly scheduled pay date occurring on or after the applicable Retention Date.  Each Retention Payment shall be made in the form of a lump sum cash payment.

(c)                                  Effect of Certain Employment Terminations.  In the event that Executive’s employment with the Company or its Affiliates terminates by reason of (i) Executive’s death or Disability, or (ii) a termination by the Company without Cause, or (iii) a termination by Executive due to Good Reason, in each case prior to the last Retention Date specified in the table above, then Executive (or Executive’s beneficiary in the event of death) shall be eligible to receive: (1) in the case of a termination by the Company without Cause or by Executive for Good Reason, all remaining unpaid Retention Payments, and (2) in the case of a termination by reason of Executive’s death or Disability, a pro-rata portion of the next applicable Retention Payment, calculated by multiplying the next Retention Payment by a fraction, the numerator of which is the number of days that have elapsed between the immediately preceding Retention Date (or the Effective Date if Executive’s termination of employment occurs prior to the first Retention Date) and the date of Executive’s termination of employment, and the denominator of which is 90.  Any payment made upon termination of Executive’s employment pursuant to this paragraph shall be made in a lump sum on the first regularly scheduled pay date occurring on or after the termination of Executive’s employment.

For purposes of this Agreement, “Affiliate” shall mean with respect to the Company, any entity directly or indirectly controlling, controlled by or under common control with the Company.

3.                                      Not a Contract of Employment.  This Agreement is not a contract of employment and does not guarantee Executive employment for any specified period of time.

4.                                      Waiver.  No provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.                                      Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State specified as governing law in Executive’s Employment Agreement, without regard to conflicts of laws principles of such State.

6.                                      Section 409A.  This Agreement is intended to comply with, or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed and administered in accordance with Section 409A.

7.                                      Entire Agreement.  This Agreement contains all of the understandings and representations between the Company and Executive relating to the retention bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus; provided, however, that this Agreement shall not supersede or modify any other agreements between the Company and

Executive, and specifically, Executive’s Employment Agreement shall remain in full force and effect.

8.                                      Validity.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.                                      Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.                               Assignment; Change in Control.  The provisions of this Agreement shall bind and inure to the benefit of the Company and its successors and assigns.  The term “successors” as used in this Agreement shall include any corporation or other business entity which shall by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets or ownership of the Company, and successors of any such corporations or other business entities.  Where appropriate, the term “Company” as used in this Agreement shall also include any other successor that assumes the Agreement.  Notwithstanding anything to the contrary herein, in the event that (a) any successor fails to assume the Agreement, either by express agreement or operation of law, or (b) following a “Change in Control” (as defined in the Company’s Long-Term Incentive Plan), a successor that has assumed this Agreement terminates Executive’s employment involuntarily and for a reason other than Cause or Executive terminates employment for Good Reason, in each case, prior to the last Retention Date specified in Section 2(a) above, then the aggregate Retention Amount (to the extent unpaid) shall become immediately payable in a single lump sum cash payment, and, following such payment, the Agreement shall terminate and no additional amounts will be payable hereunder.

11.                               Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

12.                               Other Benefits.  The Retention Amount is a special payment to Executive and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension or retirement, death, or other benefit under any bonus, incentive, pension or retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CLOUD PEAK ENERGY INC.

By:
Name:
Title:

EXECUTIVE:

Name: